Exhibit 99.1

                ASTRALIS LTD. REPORTS FIRST QUARTER 2006 RESULTS

    FAIRFIELD, N.J., May 22 /PRNewswire-FirstCall/ -- Astralis Ltd. (OTC Bulletin Board: ASTR) today announced its results for the first quarter 2006. For the three months ended March 31, 2006, the Company recorded a net loss of $427,243 to common stockholders, or $0.00 per share. The Company, which is a development stage entity, had no revenue during this period. Total shareholders' equity as of March 31, 2006, was $238,917 and the Company had a cash balance totaling $276,789 as of March 31, 2006.

    Research and development expenses for the first quarter 2006 amounted to $164,027.

    ASTRALIS LTD
    +1 (973) 227-7168

    Michael Garone, Interim Chief Executive Officer
    & Chief Financial Officer
    Email: info@astralisltd.com

                                  ASTRALIS LTD
                          (A DEVELOPMENT STAGE ENTITY)
                   SELECTED STATEMENT OF OPERATION INFORMATION

                                                      Three Months
                                                   January 1, 2006 -
                                                     March 31, 2006
                                                   -----------------
Revenues                                                          --

Total Operating Expenses                           $         430,142

Loss of Operations                                 $        (430,142)

Investment Income                                  $           2,899

Net Loss Before Income Tax Benefit                 $        (427,243)

Income Tax Benefit                                 $              --

Net Loss to Common Stockholders                    $        (427,243)

Basic and diluted loss per common share            $           (0.00)

    This press release may contain forward-looking statements regarding Astralis Ltd. Actual results may differ materially from those described in the press release as a result of a number of factors, including but not limited to the following: There can be no assurance that Psoraxine(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis will continue its research and development effort to the extent that we do not experience any cash shortfalls, adverse developments in our drug development or competitive or other impediments that an early stage company in our industry may face. Astralis, Ltd. undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.

SOURCE  Astralis Ltd.
    -0-                             05/22/2006
    /CONTACT: Michael Garone, Interim Chief Executive Officer & Chief Financial Officer, +1-973-227-7168, info@astralisltd.com/
    (ASTR)